RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement ("Agreement") is entered into by and between Joseph Chalhoub ("Chalhoub"), and Heritage-Crystal Clean, Inc. ("HCCI").

Recitals

A. Chalhoub is currently employed as President and Chief Executive Officer of HCCI, and has agreed to retire effective January 31, 2017 (the "Retirement Date").

B. In connection with his employment, Chalhoub and HCCI are parties to that certain Executive Employment Agreement executed as of August 24, 1999 ("the Employment Agreement"), as well as that certain Non-Competition and Non-Disclosure Agreement executed as of the same date (the "Non-Competition Agreement"). Chalhoub is entitled to certain severance and other benefits pursuant to the terms of the Employment Agreement. In addition, HCCI is prepared to provide certain additional benefits to Chalhoub, as provided in this Agreement.

C. In addition, because Chalhoub possesses valuable experience, knowledge, and expertise concerning the operations, customers, markets, business plans, and other matters of vital importance to HCCI and its related entities, HCCI desires to ensure its continued and exclusive access to that experience, knowledge, and expertise by entering into a consulting arrangement with him.

D. In consideration of Chalhoub's agreement to the terms of the Consulting Agreement, and to his release and waiver of certain claims he may have against the Released Parties (as defined below), including, without limitation, all claims under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (29 U.S.C. § 621 *et seq.*) (the "Age Act"), as of the date Chalhoub signs this Agreement, HCCI is willing to provide certain additional severance benefits to Chalhoub in accordance with the terms of this Agreement.

E. To obtain the additional benefits provided in this Agreement, Chalhoub is willing to retire and to waive and release certain claims Chalhoub has or may have against HCCI and other Released Parties arising out of Chalhoub's employment with HCCI, his officer and Board service with HCCI, and the termination of his employment with HCCI.

Agreement

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, Chalhoub and HCCI agree as follows:

1. **Chalhoub's Retirement**

Chalhoub hereby agrees to retire from his position as President and Chief Executive Officer of HCCI, effective January 31, 2017.

2. **Severance Benefits**

HCCI will provide Chalhoub with severance and certain other benefits as set forth in Exhibit A. The benefits described in Exhibit A encompass both the existing severance commitments provided for in the Employment Agreement, as well as certain additional benefits that HCCI is agreeing to provide to Chalhoub.

Except for the benefits set forth in this Agreement and its Exhibit A, Chalhoub acknowledges that, upon his receipt of all amounts and benefits accruing to him prior to the Retirement Date, HCCI will have paid him all wages and other compensation to which he is entitled in connection with his employment with HCCI, including any and all wages and other compensation due under the Employment Agreement, and that he is not entitled to any additional compensation under the Employment Agreement or otherwise with respect to his employment with HCCI.

3. **Consulting Agreement**

HCCI and Chalhoub shall enter into a consulting agreement as set forth in Exhibit B (the "Consulting Agreement").

4. **Release and Covenant Not To Sue**

To the fullest extent permitted by applicable laws, Chalhoub hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue HCCI, all of its parents, subsidiaries and affiliates, and all of its and their current and/or former employees, officers, members, managers, shareholders, owners, directors, trustees, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation, HCCI, the "Released Parties") from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs) based upon, arising out of or in any manner connected with Chalhoub's employment with HCCI, his service as an officer and Board member for HCCI, or the termination of his employment with HCCI, whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date Chalhoub signs this Agreement, including, but not limited to: (a) any such claims based upon, arising out of or in any manner connected with Chalhoub's employment with HCCI, his service as an officer and Board member for HCCI, or the termination of his employment with HCCI; (b) all such claims arising under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 *et seq.*; (c) all such claims arising under all other federal, state and local laws; (d) all such claims based on contract, tort, common law or other theories of recovery; and (e) all such claims based upon, arising out of or in any manner connected with any acts, events or omissions occurring on or before the date Chalhoub signs this Agreement; provided, however, Chalhoub and HCCI acknowledge and agree that the foregoing release/covenant not to sue does not release or affect: (i) any claim for Base Salary (as defined in the Employment Agreement) or accrued but untaken vacation benefits earned or accrued by Chalhoub prior to the Retirement Date, (ii) any claims for

reimbursement of business expenses incurred prior to the Retirement Date, (iii) any rights Chalhoub may have with respect to any vested benefits under any employee benefit plans of HCCI, including his right to elect to continue coverage under HCCI's group health plan for himself and any covered dependents for a limited period of time at his own expense after the Retirement Date pursuant to COBRA, (iv) any rights Chalhoub may have with respect to his ownership of HCCI securities or otherwise related to his status as a HCCI shareholder, (v) any indemnification, advancement, reimbursement or similar rights Chalhoub may have under the Employment Agreement, HCCI's charter documents or other contract between Chalhoub and HCCI or under applicable insurance policies for the benefit of HCCI's officers and directors (all of which rights shall be unaffected by Chalhoub's retirement, and none of which rights or policies may be amended, terminated or otherwise changed after the date hereof to treat Chalhoub differently with respect to his period of officer or Board service than other similarly situated officers and Board members); (vi) any right Chalhoub may have to enforce the terms of this Agreement or the Consulting Agreement, and (vii) any other rights Chalhoub may have that cannot be waived as a matter of law .

Chalhoub has been advised by HCCI that this Agreement does not prohibit Chalhoub from (x) filing an administrative charge of discrimination with a governmental agency, such as the United States Equal Employment Opportunity Commission ("EEOC"), relating to Chalhoub's employment with any of the Released Parties; or (y) participating in any investigation by the EEOC or other governmental agency. However, by this Agreement, Chalhoub is waiving and releasing, to the fullest extent permitted by applicable law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to any such charge. If the EEOC, any other administrative agency or other person brings a complaint, charge or legal action on Chalhoub's behalf against any of the Released Parties based on any acts, events or omissions occurring on or before the date Chalhoub signs this Agreement, Chalhoub hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

To the fullest extent permitted by applicable laws, HCCI hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue Chalhoub and all of his family members, representatives, agents, attorneys and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs), arising out of Chalhoub's employment with HCCI or his service as an officer and Director of HCCI, whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date HCCI signs this Agreement.

5. **Age Act Advisements**

Because the arrangements discussed in this Agreement affect important rights and obligations, HCCI advises Chalhoub to consult with an attorney before he agrees to the terms of this Agreement, and Chalhoub acknowledges that he has been so advised by this writing.

Chalhoub is advised that he has up to twenty-one (21) days from the date he receives this Agreement within which to consider it, and the Chalhoub may take as much of that time as he wishes before signing. If Chalhoub decides to accept this Agreement, he must sign this Agreement and return it to the Chair of the Compensation Committee at HCCI on or before the expiration of the twenty-one (21) days.

Chalhoub is advised that, if he signs this Agreement thereby accepting its terms and conditions, Chalhoub will have a period of seven (7) days following the date Chalhoub signs this Agreement to change his mind and revoke this Agreement. To revoke this Agreement, Chalhoub must deliver written notice of revocation to the Chair of the Compensation Committee at HCCI within the 7-day revocation period. This Agreement will not become binding and enforceable until the 7-day revocation period has expired.

6. **Non-Reliance**

Chalhoub acknowledges that in entering this Agreement he has not relied on any representations or statements made by HCCI or any of the Released Parties other than those specifically stated in this Agreement.

7. **Chalhoub Acknowledgments**

Chalhoub acknowledges that HCCI provided him ample time to review this Agreement and consult with an attorney before signing the Agreement. He further acknowledges and agrees that he understands the meaning of this Agreement, including the fact that he is releasing the Released Parties from any and all claims that exist as of the date he signs this Agreement. The Chalhoub also acknowledges and agrees that he is voluntarily entering into this Agreement.

8. **Non-Admission**

Neither this Agreement nor any action pursuant to it constitutes an admission by any of the Released Parties of any wrongdoing or of any liability to Chalhoub arising under any law, including the Age Act.

9. **Successors and Assigns**

This Agreement shall be binding upon Chalhoub and HCCI, and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Chalhoub and HCCI, and to their heirs, administrators, representatives, executors, successors and assigns.

10. **Language Construed as a Whole**

The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

11. **Applicable Law**

This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana.

12. **Compliance with Section 409A of the Code**

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code ("Code Section 409A"), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Agreement that are due within the "short-term deferral period" (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Chalhoub pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made in connection with Chalhoub's separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service or (b) the date of Chalhoub's death.

13. **Counterparts**

This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement.

HCCI and Chalhoub have executed this Agreement on the dates indicated below, intending it to become effective on the eighth day after the date Chalhoub signs the Agreement.

Joseph Chalhoub

[signature]

Heritage-Crystal Clean, Inc.

By: [signature]

[Name] Charles Schalliol

[Title] Chairman, Compensation Committee

12/2/2016

Date

US.109091383.05

EXHIBIT A

1. HCCI will pay a bonus in cash for calendar year 2016, payable in 2017, as though Chalhoub remained employed on the same terms as other executives receive. This is outlined in the Management Incentive Plan. In addition, HCCI will award stock for calendar year 2016 under the Long Term Incentive Plan (LTIP) as though Chalhoub were still employed.

2. HCCI will pay an additional year of severance, base and MIP, at the same levels as #1 above.

3. HCCI will pay an additional year of base salary as added severance.

4. All amounts due to Chalhoub under 2 and 3 above, as well as the cash bonus under 1 above, shall be paid in a lump sum, in cash, no later than 30 days after the date on which HCCI receives its independent auditor's report with respect to HCCI's fiscal 2016 financial statements, and in no event later than 90 days after the Retirement Date.

5. HCCI will offer the consulting agreement referenced above paying $150,000 in year 1 and $100,000 in year 2.

6. HCCI will reimburse Chalhoub for the cost of maintaining COBRA continuation coverage under HCCI's group health plan for the greater of 12 months or until Chalhoub is fully covered by a subsequent employer health care plan (up to the full 18-month COBRA period).

7. Chalhoub will stay on the Board of Directors as a paid Director after the Retirement Date. On the Retirement Date, Chalhoub will sign a letter tendering his resignation from the Board that HCCI may accept and make immediately effective on December 31, 2017 or at any time thereafter.

8. Chalhoub's previously granted and earned stock options and grants will all vest and any outstanding options may be exercised for their full original terms. LTIP grants will continue to vest as provided in the Stock Award plan, without regard to whether Chalhoub remains employed by HCCI.

9. HCCI will grant Chalhoub up to two opportunities to have a secondary offering of his stock with HCCI preparing all necessary documentation for the offering at HCCI's expense. Any arrangements with brokers, underwriters or agents shall be between Chalhoub and the broker or agent at Chalhoub's expense.

10. Upon Chalhoub's submission of appropriate supporting documentation, HCCI shall promptly reimburse Chalhoub for up to $12,000.00 of fees and expenses incurred by him for legal and tax advice relating to this Agreement and the Consulting Agreement.

EXHIBIT B

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is entered into this ____ day of November, 2016, between Joseph Chalhoub ("Chalhoub") and Heritage-Crystal Clean, Inc. ("HCCI").

Background

A. Chalhoub has agreed to retire from his position as President and Chief Executive Officer of HCCI, effective January 31, 2017 (the "Retirement Date").

B. Because Chalhoub possesses valuable experience, knowledge, and expertise concerning the operations, customers, markets, business plans, and other matters of vital importance to HCCI and its related entities, HCCI desires to ensure its continued and exclusive access to that experience, knowledge, and expertise by entering into a consulting arrangement with him.

C. Chalhoub's chemical engineering skills and vast engineering experience and know how are beneficial in assisting us in our hazardous waste processing capabilities and in our used lubricating oil re-refining plant.

D. Chalhoub desires to make himself available as a consultant to HCCI.

E. HCCI and Chalhoub desire to set forth in writing the terms and conditions of the consulting relationship.

Agreement

In consideration of the premises and the following mutual undertakings, the parties agree as follows:

1. Consulting Relationship. Effective February 1, 2017, Chalhoub shall provide consulting services to HCCI under the terms of this Agreement.

2. Term. Chalhoub's consulting relationship under this Agreement shall commence as of February 1, 2017, and shall continue through January 31, 2019, unless and until otherwise terminated pursuant to Paragraph 5 (the "Term").

3. Responsibilities of Chalhoub.

3.1 Consultant. As requested by HCCI, Chalhoub shall use his best efforts to consult with the executive officers of HCCI and its affiliates concerning transitional matters related to his former responsibilities as President and CEO of HCCI and otherwise to make available his experience, knowledge, and expertise for the benefit of HCCI. Upon reasonable request, with

proper notice and consistent with his personal and other business commitments, Chalhoub shall provide up to 25 hours of service per calendar month under the terms of this Agreement.

3.2 Independent Contractor. Chalhoub shall perform his services under this Agreement as an independent contractor. Except as otherwise provided in this Agreement, he shall have the sole discretion and responsibility for the selection of procedures, processes, personnel, materials, working hours, and other incidents of performance of services, and shall not be obligated to travel in connection with such services except as he shall hereafter agree from time to time. So long as Chalhoub performs services in accordance with this Agreement and complies with his legal obligations under the Non-Disclosure Obligations and Non-Competition Agreement identified in Paragraph 6, nothing shall prevent him from performing services for other noncompeting businesses or entities. Chalhoub acknowledges and agrees that he is not eligible to participate in any employee benefit plans or programs of HCCI; provided, however, nothing herein is intended to affect Chalhoub's vested rights, if any, as a retired employee of HCCI in any of HCCI's employee benefit plans.

3.3 Taxes. Chalhoub shall be solely responsible for all tax obligations with respect to consulting fees received under this Agreement, including self-employment taxes.

3.4 Authority and Responsibilities. Chalhoub's specific responsibilities shall be reasonably assigned, from time to time, by the President and CEO of HCCI. Chalhoub does not have, nor shall he hold himself out as having, any power or authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding on HCCI, except as authorized by HCCI's Board or a duly authorized officer of HCCI in writing.

4. Consulting Fees and Expenses. During the first 12 months of the Term, Chalhoub shall receive a monthly consulting fee of $12,500.00, and HCCI shall pay the fee for each month in a single payment on the last day of that month. During the second 12 months of the Term, Chalhoub shall receive a monthly consulting fee of $8,333.00, and HCCI shall pay the fee for each month in a single payment on the last day of that month. In addition, HCCI shall reimburse Chalhoub for reasonable and necessary business expenses (including any travel) that he incurs in performing consulting services under this Agreement.

5. Termination. Chalhoub's consulting relationship under this Agreement shall terminate before January 31, 2019 upon the earliest to occur of the following events:

5.1 Death. The death of Chalhoub.

5.2 Disability. Chalhoub's incapacity to perform his responsibilities under this Agreement by reason of physical or mental condition, as reasonably determined by HCCI.

5.3 Termination For Cause. Termination of Chalhoub's consulting relationship by HCCI for cause. For purposes of this Agreement, "cause" shall mean (a) the failure of Chalhoub to observe or perform (other than by reason of illness, injury, or incapacity) any of the material terms or provisions of this Agreement, or the provisions of the Non-Disclosure Obligations or the Non-Competition Agreement identified in Paragraph 6, provided that Chalhoub has been given written notice of such failure and such failure has continued for 30 days thereafter, (b) any action on the part of Chalhoub of dishonesty, disloyalty, willful misconduct, or misappropriation of funds with respect to HCCI, (c) his conviction of a felony or other crime involving moral turpitude, (d) any action on the part of Chalhoub involving willful and deliberate malfeasance or gross negligence in the performance of his duties and responsibilities hereunder, or any other action on the part of Chalhoub that is damaging or detrimental in a significant way to HCCI or any affiliate, or (e) any willful violation by Chalhoub of a lawful written directive from the HCCI Board or HCCI's President and CEO, in the case of each of (a) through (e) occurring during the Term of this Agreement.

5.4 Mutual Agreement. Termination of Chalhoub's consulting relationship by mutual written agreement of the parties.

5.5 Resignation. Termination of Chalhoub's consulting relationship voluntarily by Chalhoub.

5.6 Accrual of Fees Through Termination. Upon termination of Chalhoub's consulting relationship under Paragraph 5.3, 5.4 or 5.5, Chalhoub's accrual of consulting fees shall cease as of the date of the termination. Upon termination of Chalhoub's consulting relationship under other circumstances, Chalhoub's accrual of fees shall cease as of the end of the month in which the termination occurs.

6. Non-Competition and Confidentiality. In connection with his employment, Chalhoub and HCCI executed as of August 24, 1999, an Executive Employment Agreement by which Chalhoub agreed, among other obligations, to certain confidentiality and non-disclosure obligations (the "Non-Disclosure Obligations"), and a Non-Competition and Non-Disclosure Agreement (the "Non-Competition Agreement"), by which Chalhoub agreed, among other obligations, to forego certain types of conduct for periods of time commencing with the termination of his HCCI employment. Chalhoub and HCCI agree that the Restricted Period for purposes of the Non-Competition Agreement, as defined in Section 3 of that Agreement, shall be extended through the Term of this Agreement. Chalhoub and HCCI also agree and

acknowledge that, by entering into this Agreement, they are not otherwise terminating, amending, or affecting any other provisions of the Non-Competition Agreement or the Non-Disclosure Obligations, or Chalhoub's legal obligations under those provisions, which Chalhoub hereby expressly reaffirms, or any of the provisions of the Retirement and Release Agreement.

7. Non-Disparagement. During the Term of this Agreement, Chalhoub agrees that he will not criticize, make any negative comments about, or otherwise disparage or put in disrepute HCCI, its affiliated entities or any of its or their directors, officers, representatives or employees, whether orally, in writing or otherwise, directly or by implication in communication with any person. Nothing in this section is intended to prohibit Chalhoub from making any disclosures as may be required or compelled by law or legal process or from making any disclosures or providing any information to any governmental agency.

8. Indemnification. HCCI agrees to indemnify and hold Chalhoub harmless to the fullest extent permitted by law as to any and all disputes, actions, or claims, including all costs and attorneys' fees, asserted against Chalhoub, arising in any respect from his performance of services under this Agreement, including without limitation, liabilities arising under environmental and public health laws with respect to HCCI's business operations or liabilities under employment practices or discrimination laws arising from conduct other than Chalhoub's willful misconduct.

9. Severability. Should any clause, portion or paragraph of this Agreement (other than HCCI's obligation to pay amounts due and payable hereunder), be unenforceable or invalid for any reason, that shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular provision or restriction be held to be unreasonable or unenforceable for any reason, including the time period, geographical area or scope of activity covered by the covenant or restriction, then that covenant or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.

10. Separation from Service under Section 409A. It is the parties' intent that the level of consulting services Chalhoub renders under this Agreement will be at a sufficiently low level so as not to negate or otherwise override the "separation from service" that has occurred between Chalhoub and HCCI as of the Retirement Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively "Section 409A"). Accordingly, notwithstanding any other provision or term of this Agreement, in no event will the level of services Chalhoub performs under this Agreement be more than twenty percent (20%) of the average level of services Chalhoub performed for HCCI over the 36-month period immediately preceding the Retirement Date.

11. Compliance with Trading Laws. Chalhoub acknowledges that he is aware that the securities laws of the United States prohibit any person who is aware of material non-public information concerning HCCI from purchasing or selling HCCI's securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities (the "Trading Laws"). Unless Chalhoub serves on the Board of Directors of HCCI, (i) HCCI agrees to use commercially reasonable efforts to not communicate to, or share with, Chalhoub any information that is deemed to be material non-public information under the rules of the Securities &

Exchange Commission, and (ii) Chalhoub shall not be required to comply with the Insider Trading Policy of HCCI, provided that in no event shall HCCI be responsible for, and have any obligation with respect to, any violation of Chalhoub of the Trading Laws.

12. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by telecopy, or e-mail, or mailed, certified or registered mail with postage and fees prepaid:

If to HCCI, to:	Heritage-Crystal Clean, Inc. Attention: Chairman of the Board of Directors 5400 West 86th Street Indianapolis, IN 46268 E-mail:_______________
If to Chalhoub, to:	Joseph Chalhoub 101 Upper Bellevue Westmount, Quebec Canada H3Y 1B7 E-mail: Chalhoub1@aol.com
With a copy to:	Jenner & Block, LLP Attention: Mark A. Harris 353 North Clark Street Chicago, IL 60654 E-mail: mharris@jenner.com

or to such other person or address as the party to whom such notice or communication is to be given shall have notified the other party in accordance with this Paragraph. Any mailed communication shall be deemed to have been given on the third "business day" (such term excluding, for purposes of this Agreement, Saturdays, Sundays, and legal holidays) after the day of mailing. Any communication sent by telecopy or e-mail shall be deemed to have been given on the date receipt of the telecopy or e-mail transmission is confirmed by telecopy or e-mail; provided, that if any communication sent by telecopy or e-mail is also mailed by certified mail, return receipt requested, in accordance with this Paragraph, such communication shall be deemed to have been given on the date receipt of the telecopy or e-mail transmission is confirmed by telecopy or e-mail or the third business day after the day of mailing, whichever is earlier.

13. Successors and Assigns. HCCI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of HCCI, by agreement in form and substance satisfactory to Chalhoub, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that HCCI would be required to perform it if no such succession had taken place. Failure of HCCI to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Chalhoub to consulting fees from HCCI under Paragraph 4 and its subparagraphs for the remaining Term. As used in this Paragraph, "HCCI" shall mean HCCI and any successor to its business or assets.

14. Oral Modifications Not Binding. This Agreement may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing signed by the party against whom it is sought to be enforced.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

16. Entire Agreement. With respect to the subject matter of this Agreement, and except as otherwise specifically provided in this Agreement or the Retirement and Release Agreement, this Agreement and the Retirement and Release Agreement set forth the entire agreement of the parties and supersedes all prior agreements, representations or communications between them, whether written or oral.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

The parties have executed this Agreement on the date and year first written above.

____
Joseph Chalhoub

Heritage-Crystal Clean, Inc.

By: ________________________
Charles Schalliol

US.109091383.05